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                                                                     Exhibit 2.5

                                 AMENDMENT NO. 4
                                       TO
                          AGREEMENT AND PLAN OF MERGER


      AMENDMENT dated as of September 7, 2000 (this "Amendment") among Paging Network, Inc., a Delaware corporation ("PageNet"), Arch Communications Group, Inc., a Delaware corporation ("Arch"), and St. Louis Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Arch ("Merger Sub").

      WHEREAS, PageNet, Arch and Merger Sub have previously entered into that certain Agreement and Plan of Merger dated as of November 7, 1999, as amended on January 7, 2000 and as further amended on May 10, 2000 and July 23, 2000, among PageNet, Arch and Merger Sub (as amended, the "Merger Agreement"); and

      WHEREAS, the respective Boards of Directors of PageNet, Arch and Merger Sub have determined that it is in the best interests of PageNet or Arch, as the case may be, and its respective stockholders to amend the Merger Agreement as hereinafter set forth and have duly approved this Amendment and authorized its execution and delivery.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Merger Agreement, and each reference in the Merger Agreement to "this Agreement", "hereof", "herein", "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Merger Agreement as amended hereby. All references to the Merger Agreement in any other agreement between PageNet and Arch relating to the transactions contemplated by the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

      2. Section 4.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

      "(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of PageNet (each, a "PageNet Share") issued and outstanding immediately prior to the Effective Time (excluding PageNet Shares (collectively, "Excluded PageNet Shares") that are owned by Arch, Merger Sub or any direct or indirect, wholly owned subsidiary of Arch or Merger Sub (collectively, the "Arch Companies")), shall be converted into and become exchangeable for 0.04796505 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Arch (the "Arch Common Stock"), subject to adjustment as provided in Section 4.4 (the "Merger Consideration"). At the Effective Time, all PageNet Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such PageNet Shares (other than Excluded PageNet Shares) shall thereafter
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represent only the right to receive the Merger Consideration and the right, if any, to receive a distribution or dividend pursuant to Section 4.2(b)(i), in each case without interest, or to vote pursuant to Section 4.2(b)(ii)."

      3. The Merger Agreement, as amended hereby, is hereby ratified and confirmed in all respects.


                                      * * *


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      IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties to this Amendment as of the date first written above.



                                    PAGING NETWORK, INC.


                                    By: /S/ JOHN P. FRAZEE, JR.
                                        -------------------------------------
                                        Name:  John P. Frazee, Jr.
                                        Title: Chairman of the Board and
                                               Chief Executive Officer


                                    ARCH COMMUNICATIONS GROUP, INC.


                                    By: /S/ J. ROY POTTLE
                                        -------------------------------------
                                        Name:  J. Roy Pottle
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                    ST. LOUIS ACQUISITION CORP.


                                    By: /S/ J. ROY POTTLE
                                        -------------------------------------
                                        Name:  J. Roy Pottle
                                        Title: Executive Vice President and
                                               Chief Financial Officer


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